T. ROWE PRICE STATE TAX-FREE INCOME TRUST

                   AMENDMENT NO. 8 TO MASTER TRUST AGREEMENT
                   -----------------------------------------


                     (Designation of Additional Sub-Trust)

    The undersigned, Secretary of T. Rowe Price State Tax-Free Income Trust (the "Trust") does hereby certify that pursuant to Article VII, Section 7.3 of the Master Trust Agreement of the Trust dated May 30, 1986, as executed June 13, 1986, and as amended August 1, 1986, January 21, 1987, February 13, 1991, December 21, 1992, January 27, 1993, and November 4, 1994, the following was duly adopted by the Trustees of the Trust at a meeting of the Board of Trustees held on February 7, 2001:


           RESOLVED, that the Master Trust Agreement be, and it hereby is, amended, effective February 7, 2001, so as to establish and designate an additional Sub-Trust, to be known as the "Maryland Tax-Free Money Fund," that the number of shares of the Sub-Trust which the Trust is authorized to issue is an unlimited number of Shares of Beneficial Interest, all without par value, with the shares of the Sub-Trust having such relative rights and preferences as are set forth in the Master Trust Agreement for separate Sub-Trusts; that the Trust is hereby authorized and empowered to issue, for such consideration as it deems appropriate (but not less than its respective net asset value) the Shares of Beneficial Interest of the such Sub-Trust; and

           FURTHER RESOLVED, that the proper officers of the Trust be, and each of them hereby is, authorized and empowered to execute all instruments and documents and to take all actions as they or any one of them in his or her sole discretion deems necessary and appropriate to carry out the intents and purposes of the foregoing vote.

     IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 6th day of March, 2001.




            ________________________________________________________
                         Patricia S. Lippert, Secretary